Exhibit 99.3
ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Endeavour International Corporation:
We have audited the accompanying consolidated balance sheets of Endeavour International Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Endeavour International Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007, the Company changed its accounting for uncertain tax positions. As also discussed in Note 2 to the consolidated financial statements, effective January 1, 2008, the Company changed its method of accounting and disclosures for fair value measurements and fair value reporting of financial assets and liabilities.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Endeavour International Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Houston, Texas
March 13, 2009, except for the effects of discontinued operations, as discussed in Note 23, which is as of January 8, 2010.

1

Endeavour International Corporation
Consolidated Balance Sheets
(Amounts in thousands)

	December 31,
	2008	2007

Assets
Current Assets:
Cash and cash equivalents	$31,421	$13,810
Restricted cash, related to rig commitments	20,739	22,000
Accounts receivable	22,325	26,708
Prepaid expenses and other current assets	42,194	41,874
Current assets of discontinued operations	16,726	13,855

Total Current Assets	133,405	118,247

Property and Equipment, Net	232,346	273,324

Goodwill	213,949	215,330
Other Assets	9,165	11,029
Long Term Assets of Discontinued Operations	148,605	129,693

Total Assets	$737,470	$747,623

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$38,630	$25,484
Current maturities of debt	13,000	—
Accrued expenses and other	36,642	40,843
Current liabilities of Discontinued Operations	22,231	14,722

Total Current Liabilities	110,503	81,049

Long-Term Debt	214,855	266,250
Deferred Taxes	67,299	101,554
Other Liabilities	55,791	61,991
Long-term Liabilities of Discontinued Operations	46,051	41,630

Total Liabilities	494,499	552,474

Commitments and Contingencies

Series C Convertible Preferred Stock (Liquidation preference: $125,000)	125,000	125,000

Stockholders’ Equity:
Series B Preferred stock (Liquidation preference: $2,957)	—	—
Common stock; shares issued and outstanding – 128,572 at 2008 and 127,006 at 2007	129	127
Additional paid-in capital	244,471	241,539
Treasury stock	(450)	—
Accumulated other comprehensive loss	(1,266)	(923)
Accumulated deficit	(124,913)	(170,594)

Total Stockholders’ Equity	117,971	70,149

Total Liabilities and Stockholders’ Equity	$737,470	$747,623

The accompanying notes are an integral part of these consolidated financial statements.

2

Endeavour International Corporation
Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	For the Year Ended December 31,
	2008	2007	2006

Revenues	$170,781	$135,876	$24,881

Expenses:
Operating expenses	32,317	27,263	4,477
Depreciation, depletion and amortization	67,326	68,982	13,831
Impairment of oil and gas properties	36,970	—	849
General and administrative	15,932	15,853	17,240

Total expenses	152,545	112,098	36,397

Operating Profit (Loss)	18,236	23,778	(11,516)

Other Income (Expense):
Derivatives:
Unrealized gain (loss)	76,666	(89,132)	34,531
Realized gain (loss)	(28,578)	12,048	—
Interest expense	(22,975)	(19,282)	(8,571)
Unrealized foreign currency exchange gain (loss)	5,569	(139)	(598)
Other	1,057	374	(4,021)

Total Other Income (Expense)	31,739	(96,131)	21,341

Income (Loss) Before Income Taxes	49,975	(72,353)	9,825
Income Tax (Benefit) Expense	24,116	(22,208)	14,870

Income (Loss) from Continuing Operations	25,859	(50,145)	(5,045)

Income (loss) from Discontinued Operations, net of tax	30,631	1,068	(1,793)

Net Income (Loss)	56,490	(49,077)	(6,838)
Preferred Stock Dividends	10,809	11,238	1,991

Net Income (Loss) to Common Stockholders	$45,681	$(60,315)	$(8,829)

Basic Net Income (Loss) Per Common Share:
Continuing operations	$0.12	$(0.50)	$(0.08)
Discontinued operations	0.24	0.01	(0.02)

Total	$0.36	$(0.49)	$(0.10)

Diluted Net Income (Loss) per Common Share:
Continuing operations	$0.15	$(0.50)	$(0.08)
Discontinued operations	$0.17	0.01	(0.02)

Total	$0.32	$(0.49)	$(0.10)

Weighted Average Number of Common Shares Outstanding:
Basic	128,312	123,118	86,636

Diluted	178,312	123,118	86,636

The accompanying notes are an integral part of these consolidated financial statements.

3

Endeavour International Corporation
Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended December 31,
	2008	2007	2006

Cash Flows from Operating Activities:
Net income (loss)	$56,490	$(49,077)	$(6,838)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	81,734	76,850	20,164
Impairment of oil and gas properties	36,970	—	849
Deferred tax expense (benefit)	17,682	(12,925)	13,038
Unrealized (gain) loss on derivative instruments	(76,666)	89,132	(34,531)
Amortization of non-cash compensation	3,226	4,968	11,573
Foreign currency exchange (gain) loss on non-operating liabilities	(10,508)	1,078	1,012
Non-cash interest charges and other	11,879	2,948	5,396
Changes in assets and liabilities:
(Increase) Decrease in receivables	9,795	30,127	(32,165)
(Increase) Decrease in prepaid expenses and other	(3,745)	(984)	(9,749)
Increase (Decrease) in current liabilities	6,323	(13,611)	17,151

Net Cash Provided by (Used in) Operating Activities	133,180	128,506	(14,100)

Cash Flows From Investing Activities:
Capital expenditures	(66,370)	(88,007)	(55,496)
Acquisitions, net of cash acquired	—	—	(376,915)
(Increase) decrease in restricted cash and other investing activities	1,519	(20,133)	5,293

Net Cash Used in Investing Activities	(64,851)	(108,140)	(427,118)

Cash Flows From Financing Activities:
Repayment of borrowings	(120,000)	(47,000)	—
Proceeds from borrowings	88,000	7,000	225,000
Payment of preferred dividends	(10,625)	(2,656)	—
Financing costs paid	(3,538)	(263)	(9,565)
Proceeds from common stock, net of issuance costs	—	—	83,967
Proceeds from preferred stock, net of issuance costs	—	—	100,657
Other financing activities	(450)	(821)	3,310

Net Cash Provided by (Used in) Financing Activities	(46,613)	(43,740)	403,369

Net Increase (Decrease) in Cash and Cash Equivalents	21,716	(23,374)	(37,849)
Effect of Foreign Currency Changes on Cash	—	—	1,536
Cash and Cash Equivalents, Beginning of Period	16,440	39,814	76,127

Cash and Cash Equivalents, End of Period	$38,156	$16,440	$39,814

The accompanying notes are an integral part of these consolidated financial statements.

4

Endeavour International Corporation
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
(Amounts in thousands)

					Accumulated
					Other		Total	Total
	Common	Treasury	Additional	Deferred	Comprehensive	Accumulated	Stockholders’	Comprehensive
	Stock	Stock	Paid-In Capital	Compensation	Loss	Deficit	Equity	Income (Loss)

Balance, December 31, 2005	$75	$—	$155,734	$(9,437)	$(4,578)	$(101,450)	$40,344
Adoption of stock-based compensation accounting standards		—	(9,110)	9,437	—	—	327
Issuance of common stock as deferred compensation	2	—	473	—	—	—	475
Exercise of warrants and options	2		3,308	—	—	—	3,310
Other issuances of common stock	40	—	89,353	—	—	—	89,393
Amortization of deferred compensation	—		11,573	—	—	—	11,573
Expenses related to Convertible Preferred Stock offering	—	—	(24,343)	—	—	—	(24,343)
Preferred stock dividend	—	—	—	—	—	(1,991)	(1,991)
Comprehensive Loss:		—
Net Loss	—	—	—	—	—	(6,838)	(6,838)	$(6,838)
Other comprehensive income (net of tax):		—
Unrealized loss on derivative instruments, net of tax	—	—	—	—	3,690	—	3,690	3,690
Unrealized gain (loss) on available-for- sale securities	—	—	—	—	888	—	888	888

Balance, December 31, 2006	$119	$—	$226,988	$—	$—	$(110,279)	$116,828	$(2,260)

Balance, December 31, 2006	$119	$—	$226,988	$—	$—	$(110,279)	$116,828
Preferred stock dividend	6	—	10,509	—	—	(11,238)	(723)
Amortization of deferred compensation	—	—	4,975	—	—	—	4,975
Other	2	—	(933)	—	—	—	(931)
Comprehensive Loss:
Net Loss	—	—	—	—	—	(49,077)	(49,077)	$(49,077)
Other comprehensive income (net of tax):
Unrealized loss on derivative instruments, net of tax	—	—	—	—	(852)	—	(852)	(852)
Unrealized gain (loss) on available-for- sale securities	—	—	—	—	(71)	—	(71)	(71)

Balance, December 31, 2007	$127	$—	$241,539	$—	$(923)	$(170,594)	$70,149	$(50,000)

The accompanying notes are an integral part of these consolidated financial statements.

5

Endeavour International Corporation
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
(Amounts in thousands)

					Accumulated
					Other		Total	Total
	Common	Treasury	Additional	Deferred	Comprehensive	Accumulated	Stockholders’	Comprehensive
	Stock	Stock	Paid-In Capital	Compensation	Loss	Deficit	Equity	Income (Loss)

Balance, December 31, 2007	$127	$—	$241,539	$—	$(923)	$(170,594)	$70,149
Preferred stock dividend	—	—	—	—	—	(10,809)	(10,809)
Amortization of deferred compensation	—	—	3,226	—		—	3,226
Treasury stock repurchase	—	(450)	—	—	—	—	(450)
Other	1	—	(294)	—			(293)
Comprehensive Loss:
Net Income	—	—	—		—	56,490	56,490	$56,490
Other comprehensive income (net of tax):
Unrealized loss on derivative instruments, net of tax	—	—	—	—	(342)	—	(342)	(342)
Unrealized gain (loss) on available-for- sale securities	—	—	—	—	(1)	—	(1)

Balance, December 31, 2008	$128	$(450)	$244,471	$—	$(1,266)	$(124,913)	$117,970	$56,148

The accompanying notes are an integral part of these consolidated financial statements.

6

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
Note 1 – Description of Business
Endeavour International Corporation was incorporated under the laws of the state of Nevada on January 13, 2000. As used in these Notes to Consolidated Financial Statements, the terms “Endeavour”, “we”, “us”, “our” and similar terms refer to Endeavour International Corporation and, unless the context indicates otherwise, its consolidated subsidiaries.
Note 2 – Summary of Significant Accounting Policies
Basis of Presentation and Use of Estimates
The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These accounting principles require management to use estimates, judgments and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, and revenues and expenses during the reporting period. Management reviews its estimates, including those related to the determination of proved reserves, estimates of future dismantlement costs, income taxes and litigation. Actual results could differ from those estimates. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included in these financial statements. Certain amounts for prior periods have been reclassified to conform to the current presentation.
Management believes it is reasonably possible that the following material estimates affecting the financial statements could change in the coming year: (1) estimates of proved oil and gas reserves, (2) estimates as to the expected future cash flow from proved oil and gas properties, (3) estimates of future dismantlement and restoration costs, (4) estimates of fair values used in purchase accounting and (5) estimates of the fair value of derivative instruments.
Principles of Consolidation
The accompanying consolidated financial statements include all of the accounts of Endeavour and our consolidated subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in entities over which we have significant influence, but not control, are carried at cost adjusted for equity in earnings or (losses) and distributions received.
Cash and Cash Equivalents
We consider all highly liquid instruments with an original maturity of 90 days or less at the time of purchase to be cash equivalents.
Inventories
Materials and supplies and oil inventories are valued at the lower of cost or market value (net realizable value).

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
Full Cost Accounting for Oil and Gas Operations
Under the full cost method, all acquisition, exploration and development costs, including certain directly related employee costs and a portion of interest expense, incurred for the purpose of finding oil and gas are capitalized and accumulated in pools on a country-by-country basis. Capitalized costs include the cost of drilling and equipping productive wells, including the estimated costs of dismantling and abandoning these assets, dry hole costs, lease acquisition costs, seismic and other geological and geophysical costs, delay rentals and costs related to such activities. Employee costs associated with production and other operating activities and general corporate activities are expensed in the period incurred.
Capitalized costs are limited on a country-by-country basis (the ceiling test). The ceiling test limitation is calculated as the sum of the present value of future net cash flows related to estimated production of proved reserves, using end-of-the-current-period prices including the effect of derivative instruments that qualify as cash flow hedges, discounted at 10%, plus the lower of cost or estimated fair value of unproved properties, all net of expected income tax effects. Under the ceiling test, if the capitalized cost of the full cost pool, net of deferred taxes, exceeds the ceiling limitation, the excess is charged as an impairment expense.
We utilize a single cost center for each country where we have operations for amortization purposes. Any conveyances of properties are treated as adjustments to the cost of oil and gas properties with no gain or loss recognized unless the operations are suspended in the entire cost center or the conveyance is significant in nature.
Unproved property costs include the costs associated with unevaluated properties and properties under development and are not initially included in the full cost amortization base (where proved reserves exist) until the project is evaluated. These costs include unproved leasehold acreage, seismic data, wells and production facilities in progress and wells pending determination, together with interest costs capitalized for these projects. Seismic data costs are associated with specific unevaluated properties where the seismic data is acquired for the purpose of evaluating acreage or trends covered by a leasehold interest owned by us. Significant unproved properties are assessed periodically for possible impairment or reduction in value. If a reduction in value has occurred, these property costs are considered impaired and are transferred to the related full cost pool. Geological and geophysical costs included in unproved properties are transferred to the full cost amortization base along with the associated leasehold costs on a specific project basis. Costs associated with wells in progress and wells pending determination are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property. Costs of dry holes are transferred to the amortization base immediately upon determination that the well is unsuccessful. Unproved properties whose acquisition costs are not individually significant are aggregated, the portion of such costs estimated to be ultimately nonproductive, based on experience, are amortized to the full cost pool over an average holding period.
In countries where the existence of proved reserves has not yet been determined, unevaluated property costs remain capitalized in unproved property cost centers until proved reserves have been established, exploration activities cease or impairment and reduction in value occurs. If exploration activities result in the establishment of a proved reserve base, amounts in the unproved property cost center are reclassified as proved properties and become subject to amortization and the application of the ceiling test. When it is determined that the value of unproved property costs have been permanently diminished (in part or in

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
whole) based on the impairment evaluation and future exploration plans, the unproved property cost centers related to the area of interest are impaired, and accumulated costs charged against earnings.
Other Property and Equipment
Other oil and gas assets, computer equipment and furniture and fixtures are recorded at cost, less accumulated depreciation. The assets are depreciated using the straight-line method over their estimated useful lives of two to five years.
Capitalized Interest
We capitalize interest on expenditures for significant exploration and development projects while activities are in progress to bring the assets to their intended use. Capitalized interest is calculated by multiplying our weighted-average interest rate on debt by the amount of qualifying costs and is limited to gross interest expense. As costs are transferred to the full cost pool, the associated capitalized interest is also transferred to the full cost pool.
Marketable Securities
The marketable securities reflected in these financial statements are deemed by management to be “available-for-sale” and, accordingly, are reported at fair value, with unrealized gains and losses reported in other comprehensive income and reflected as a separate component within the Statement of Stockholders’ Equity unless we determine that an other-than-temporary impairment has occurred. Realized gains and losses on securities available-for-sale are included in other income/expense and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.
At December 31, 2006, we determined that our investment in equity securities were subject to an other-than-temporary impairment. Therefore, we recorded an impairment of $1.8 million for 2006 as we impaired the value of the equity securities to the fair market value of the securities, based on the quoted market price of the securities at December 31, 2006.
Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed in an acquisition. Intangible assets represent the purchase price allocation to the assembled workforce as a result of the acquisition in 2004. We assess the carrying amount of goodwill and other indefinite-lived intangible assets by testing the asset for impairment annually at year-end, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test requires allocating goodwill and all other assets and liabilities to reporting units. The fair value of each reporting unit is determined and compared to the book value of the reporting unit. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.
Dismantlement, Restoration and Environmental Costs
We recognize liabilities for asset retirement obligations associated with tangible long-lived assets, such as producing well sites, offshore production platforms, and natural gas processing plants, with a

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
corresponding increase in the related long-lived asset. The asset retirement cost is depreciated along with the property and equipment in the full cost pool. The asset retirement obligation is recorded at fair value and accretion expense, recognized over the life of the property, increases the liability to its expected settlement value. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the asset retirement cost.
Revenue Recognition
We use the entitlements method to account for sales of gas production. We may receive more or less than our entitled share of production. Under the entitlements method, if we receive more than our entitled share of production, the imbalance is treated as a liability at the market price at the time the imbalance occurred. If we receive less than our entitled share, the imbalance is recorded as an asset at the lower of the current market price or the market price at the time the imbalance occurred. Oil revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred, title has transferred and collectibility of the revenue is probable.
Significant Customers
Our oil sales are to a limited number of customers, each of which accounts for more than 10% of revenue: Chevron North Sea Ltd; Shell U.K. Limited, and Esso Exploration and Production. Our gas and natural gas liquids sales are to StatoilHydro, Shell UK Limited and Esso Exploration and Production UK Limited.
Derivative Instruments and Hedging Activities
From time to time, we may utilize derivative financial instruments to hedge cash flows from operations or to hedge the fair value of financial instruments. We may use derivative financial instruments with respect to a portion of our oil and gas production or a portion of our variable rate debt to achieve a more predictable cash flow by reducing our exposure to price fluctuations. These transactions are likely to be swaps, collars or options and to be entered into with major financial institutions or commodities trading institutions. Derivative financial instruments are intended to reduce our exposure to declines in the market prices of crude oil and natural gas that we produce and sell, to increases in interest rates and to manage cash flows in support of our annual capital expenditure budget. We also have two embedded derivatives related to our debt instruments.
We record all derivatives at fair market value in our Consolidated Balance Sheets at the end of each period. The accounting for the fair market value, and the changes from period to period, depends on the intended use of the derivative and the resulting designation. This evaluation is determined at each derivative’s inception and begins with the decision to account for the derivative as a hedge, if applicable. The accounting for changes in the fair value of a derivative instrument that is not accounted for as a hedge is included in other (income) expense as an unrealized gain or loss. Where we intend to account for a derivative as a hedge, we document, at its inception, the hedging relationship, the risk management objective and the strategy for undertaking the hedge. The documentation includes the identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and the method that will be used to assess effectiveness of derivative instruments that receive hedge accounting treatment.
Changes in fair value to hedge instruments, to the extent the hedge is effective, are recognized in other comprehensive income until the forecasted transaction occurs. Hedge effectiveness is assessed at least

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
quarterly based on total changes in the derivative’s fair value. Any ineffective portion of the derivative instrument’s change in fair value is recognized immediately in other (income) expense.
We discontinue hedge accounting prospectively when (1) we determine that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (2) the derivative expires; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designating the derivative as a hedging instrument is no longer appropriate.
Concentrations of Credit and Market Risk
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash deposits at financial institutions. At various times during the year, we may exceed the federally insured limits. To mitigate this risk, we place our cash deposits only with high credit quality institutions. Management believes the risk of loss is minimal.
Derivative financial instruments that hedge the price of oil and gas, interest rates or currency exposure will be generally executed with major financial or commodities trading institutions which expose us to market and credit risks, and may at times be concentrated with certain counterparties or groups of counterparties. Although notional amounts are used to express the volume of these contracts, the amounts potentially subject to credit risk, in the event of non-performance by the counterparties, are substantially smaller. We review the credit ratings of our counterparties to derivative contracts (who are all lenders under our senior bank facility) on a regular basis and to date we have not experienced any non-performance by any of our counterparties, currently BNP Paribas S.A. and J. Aron & Company, a subsidiary of Goldman Sachs International. At December 31, 2008, our derivative instruments do not require either side to maintain collateral or margin accounts.
As an independent oil and gas producer, our revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and gas, which are dependent upon numerous factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been very volatile, and there can be no assurance that oil and gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and gas prices could have a material adverse effect on our financial position, results of operations, cash flows and our access to capital and on the quantities of oil and gas reserves that may be economically produced.
Foreign Currency Translation
The U.S. dollar is the functional currency for all of our existing operations, as a majority of all revenue and financing transactions in these operations are denominated in U.S. dollars. For foreign operations with the U.S. dollar as the functional currency, monetary assets and liabilities are remeasured into U.S. dollars at the exchange rate on the balance sheet date. Nonmonetary assets and liabilities are translated into U.S. dollars at historical exchange rates. Income and expense items are translated at exchange rates prevailing during each period. Adjustments are recognized currently as a component of foreign currency gain or loss and deferred income taxes. To the extent that business transactions are not denominated in U.S. dollars, we are exposed to foreign currency exchange rate risk.

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
Income Taxes
We use the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as part of the provision for income taxes in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of, or all of, the deferred tax assets will not be realized.
Share-Based Payments
We recognize all share-based payments to employees, including grants of employee stock options, based on their fair values. The share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as general and administrative expense over the employee’s requisite service period (generally the vesting period of the equity award). We apply the fair value method in accounting for stock option grants using the Black-Scholes Method.
It is our policy to use authorized but unissued shares of stock when stock options are exercised. At December 31, 2008, we had approximately 7.7 million additional shares available for issuance pursuant to our existing stock incentive plan.
Adoption of Accounting for Uncertainty in Income Taxes
In July 2006, the Financial Accounting Standards Board issued a new interpretation that seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. This new interpretation also provides guidance on classification, derecognition, interest, penalties and accounting in interim periods and also requires expanded disclosure with respect to the uncertainty in income taxes. The interpretation was effective for us as of January 1, 2007. Our adoption of this standard on January 1, 2007 did not have a material effect on our financial statements. We recognize interest and/or penalties related to income tax matters in income tax expense.
Adoption of Fair Value Standards
On January 1, 2008, we applied the new standard that permits entities to choose to measure many financial instruments and certain other items at fair value. This standard expanded the use of fair value measurement and applied to entities that elect the fair value option. The adoption of this pronouncement did not have a material impact on our financial position or results of operations.
On January 1, 2008, we applied the new standards which defined fair value, established a framework for measuring fair value in generally accepted accounting principles and expanded disclosures about fair value measurements. The new standards does not require new fair value measurements, rather, its provisions apply when fair value measurements are performed under other accounting pronouncements.
In February 2008, the standard was deferred for one year as it applies to nonfinancial assets and liabilities that are recognized or disclosed at fair value on a nonrecurring basis (e.g. those measured at fair value in a

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
business combination and goodwill impairment). We are reviewing the potential impact, if any, of this new guidance.
Recent Accounting Pronouncements
In December 2007, the FASB issued enhanced guidance related to the measurement of identifiable assets acquired, liabilities assumed and disclosure of information related to business combinations and their effect. The standard applies prospectively to business combinations in 2009 and is not subject to early adoption. We are currently evaluating the potential impact of this new guidance on business combinations and related valuations.
In December 2007, the FASB issued a new standard for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as a component of consolidated equity. This is a change from the current practice to present noncontrolling interests in liabilities or between liabilities and stockholders’ equity. Similarly, the new standard requires consolidated net income and comprehensive income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interests. The standard is effective prospectively with respect to transactions involving noncontrolling financial interests that occur on or after January 1, 2009. We are currently evaluating the potential impact, if any, of this new guidance.
In March 2008, the FASB issued a new standard that requires entities to present expanded and detailed financial statement disclosures for their derivatives and hedged financial instruments. This standard applies to all derivatives and non-derivative instruments designated and qualifying as hedges, including bifurcated derivative instruments and related hedged items. The new standard is effective for interim periods and fiscal years beginning after November 15, 2008. We do not expect the adoption of this pronouncement to have a material impact on our financial position or results of operations.
In May 2008, the FASB posted a new staff position that applies to convertible debt that may be settled in part or in whole in cash upon conversion. The new staff position requires required issuers of this form of debt to account for its debt and equity components separately. The new position also expands the definition of convertible preferred shares of an entity’s stock that are mandatorily redeemable financial instruments classified as liabilities. The new FASB staff position is effective for financial statements issued for fiscal years after December 15, 2008 and interim period within those fiscal years. It must be applied retroactively to all presented periods. We are currently evaluating the potential impact, if any, of this new guidance.
In June 2008, the FASB issued a new staff position that addresses whether instruments that are granted in share-based payment transactions are participating securities prior to vesting; and therefore are required to be included in the earnings allocation in the calculation of earnings per share (EPS) under the two-class method as described in a prior FASB standard. The new staff position requires entities to treat unvested share-based payment awards with non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating EPS. The new staff position is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact, if any, of this new guidance.

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
Note 3 – Earnings per Share
Basic loss per common share is computed by dividing net loss to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share includes the effect of our outstanding stock options, warrants and shares issuable pursuant to convertible debt, convertible preferred stock and certain stock incentive plans under the treasury stock method, if including such instruments is dilutive.

	December 31,
	2008	2007	2006

Net income (loss) to common stockholders
Basic	$45,681	$(60,315)	$(8,829)
Add Effect of:
Preferred dividends	10,625	—	—

Diluted	$56,306	$(60,315)	$(8,829)

Weighted Average Number of Common Shares Outstanding:
Basic	128,312	123,118	86,636
Add Effect of:
		—	—
Preferred stock	50,000	—	—

Diluted	178,312	123,118	86,636

For each of the periods presented, shares associated with stock options, warrants, convertible debt, convertible preferred stock and certain stock incentive plans are not included because their inclusion would be antidilutive (i.e., reduce the net loss per share). The common shares potentially issuable arising from these instruments, which were outstanding during the periods presented in the financial statements, consisted of:

	December 31,
	2008	2007	2006

Options and stock-based compensation	2	—	626
Warrants	—	—	219
Convertible debt	32,725	16,185	16,185
Convertible preferred stock	—	50,000	8,356

Common shares potentially issuable	32,727	66,185	25,386

Note 4 – Acquisitions and Dispositions
Acquisition of Talisman Expro Limited
On November 1, 2006, we completed the acquisition of all of the outstanding shares of Talisman Expro Limited for US $366 million, after purchase price adjustments and expenses (the “Talisman

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
Acquisition”). As a result of the Talisman Acquisition, we acquired interests in eight fields in the United Kingdom sector of the North Sea.
The following is an allocation of the purchase price of the Talisman Acquisition:

Purchase price	$359,594
Legal, accounting and other direct expenses	6,051

Total purchase price	$365,645

Allocation of purchase price:
Current assets	$30,373
Property and equipment	209,534
Goodwill	254,147
Current liabilities	(14,345)
Deferred tax liability	(89,175)
Other long-term liabilities	(24,889)

$365,645

The purchase price allocation is based on an assessment of the fair value of the assets acquired and liabilities assumed in the Talisman Acquisition. The assessment of the fair values of oil and gas properties acquired was based on projections of expected future net cash flows, discounted to present value. Other assets and liabilities were recorded at their historical book values which we believe represent the best current estimate of fair value.
The following is a reconciliation of the changes in goodwill for the year ended December 31, 2008 and 2007:

	December 31,
	2008	2007

Balance at beginning of year	$283,324	$291,752
Acquisition	1,225	(8,428)

Balance at end of year	$284,549	$283,324

$68.0 million in goodwill has been allocated to our discontinued operations. See Footnote 23.
Purchase of Interest in Enoch Field
During the second quarter of 2006, we invested $12 million for the purchase of an eight percent interest in the Enoch Field located in Block 16/13a in the North Sea.

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
Note 5 – Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following:

	December 31,
	2008	2007

Current deferred tax asset	$—	$30,167
Fair market value of commodity derivatives – current	31,649	4,018
Prepaid insurance	1,322	1,255
Inventory	5,109	1,426
Current tax receivable	—	4,083
Other	4,114	925

	$42,194	$41,874

Note 6 – Property and Equipment
Property and equipment included the following:

	December 31,
	2008	2007

Oil and gas properties under the full cost method:
Subject to amortization	$239,024	$244,906
Not subject to amortization:
Acquired in 2008	37,288	—
Acquired in 2007	14,746	23,366
Acquired in 2006	70,368	90,177
Acquired prior to 2006	12,154	16,013

	373,580	374,462

Other oil and gas activities	4,875	4,875

Computers, furniture and fixtures	3,236	2,027

Total property and equipment	381,691	381,364

Accumulated depreciation, depletion and amortization	(149,345)	(108,040)

Net property and equipment	$232,346	$273,324

The majority of costs not subject to amortization relate to values assigned to unproved reserves acquired. The remainder of costs not subject to amortization relate to exploration costs such as drilling costs for projects awaiting approved development plan or the determination of whether or not proved reserves can be assigned and other seismic and geological and geophysical costs. These costs are transferred to the amortization base when it is determined whether or not proved reserves can be assigned to such properties. This analysis is dependent upon well performance, results of infield drilling, approval of development plans, drilling results and development of identified projects and periodic assessment of reserves. We expect acquisition costs excluded from amortization to be transferred to the amortization base over the next five years due to a combination of well performance and results of infield drilling

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
relating to currently producing assets and the drilling and development of identified projects acquired, such as the Rochelle field. We expect exploration costs not subject to amortization to be transferred to the amortization base over the next three years as development plans are completed and production commences on existing discoveries such as the Columbus, Cygnus and Rochelle projects.
The following is a summary of our oil and gas properties not subject to amortization as of December 31, 2008:

	Costs Incurred in the Year Ended December 31,
	2008	2007	2006	Prior to 2006	Total

Acquisition costs	$803	$—	$48,816	$—	$49,619
Exploration costs	32,645	11,319	21,552	12,152	77,668
Capitalized interest	3,840	3,427	—	—	7,267

Total oil and gas properties not subject to amortization	$37,288	$14,746	$70,368	$12,152	$134,554

During 2008, 2007 and 2006, we capitalized $8.0 million, $7.2 million and $9.3 million, respectively, in certain directly related employee costs. During 2008, 2007 and 2006, we capitalized $4.0 million, $6.4 million and $0.5 million, respectively, in interest.
Note 7 – Other Assets
Other long-term assets consisted of the following at December 31:

	2008	2007

Intangible assets – workforce in place:
Gross	$4,800	$4,800
Accumulated amortization	(3,363)	(2,806)

	1,437	1,994

Debt issuance costs	5,714	6,857
Fair market value of long-term portion of commodity derivatives	1,702	1,957
Other	312	221

	$9,165	$11,029

Intangible assets represent the purchase price allocated to the assembled workforce as a result an acquisition. During 2006, one of our co-chief executive officers became chairman of the board, president and chief executive officer. Concurrently, our other co-chief executive officer became vice chairman of the board and ceased being our employee although he continued in a consultancy role during 2007. As a result, we assessed the carrying amount of the intangible asset related to our workforce-in-place and determined an impairment of $1.2 million, included in DD&A expense, was necessary. The remaining value of the intangible asset is being amortized over its estimated life of six years using the straight-line method. Estimated amortization expense is $0.6 million for each year through December 31, 2010.
Debt issuance costs are amortized over the life of the related debt obligation.

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
Note 8 – Accrued Expenses
We had the following accrued expenses outstanding:

	December 31,
	2008	2007

Derivative liability	$1,193	$22,495
Foreign taxes payable	6,655	5,249
Deferred foreign taxes payable	15,825	—
Accrued interest	30	4,751
Preferred dividends	1,011	828
Accrued compensation	2,135	754
Crude oil imbalance	8,954	—
Other	839	6,766

	$36,642	$40,843

Note 9 – Debt and Notes Payable
Our debt and notes payable consisted of the following:

	December 31,
	2008	2007

Senior notes, 6% fixed rate, due 2012	$81,250	$81,250
Senior bank facility, variable rate, due 2011	113,000	110,000
Convertible bonds, due 2014	44,496	—
Second lien term loan, variable rate, due 2011	—	75,000

	238,746	266,250
Less: debt discount	(10,891)	—
Less: current maturities	(13,000)	—

Long-term debt	$214,855	$266,250

Principal maturities of debt at December 31, 2008 are as follows:

2009	$13,000
2010	—
2011	100,000
2012	125,746
2013	—
Thereafter	—

6% Senior notes, due 2012
During 2005, we issued in a private offering $81.25 million aggregate principal amount of convertible senior notes due 2012. The notes bear interest at a rate of 6.00% per annum, payable in January and July. The notes are convertible into shares of our common stock at an initial conversion rate of 199.2032 shares

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
of common stock per $1,000 principal amount of notes, subject to adjustment, which represents an initial conversion price of approximately $5.02 per share. In connection with the issuance of these notes, we paid $3.6 million in financing and other costs. Upon specified change of control events, each holder of those notes may require us to purchase all or a portion of the holder’s notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, up to but excluding the date of purchase.
Senior bank facility
As part of the financing for the Talisman Acquisition during the fourth quarter of 2006, we entered into a $225 million senior bank facility, subject to a borrowing base limitation. The borrowing base is subject to redetermination every six months with an independent reserve report required every 12 months. At December 31, 2008, the borrowing base capacity was $126 million, of which $113 million was outstanding. The senior bank facility also provides for issuances of letters of credit of up to an aggregate $60 million. While all letters of credit issued under the senior bank facility will reduce the total amount available for drawing under the senior bank facility, letters of credit issued to secure abandonment liabilities in respect of borrowing base assets will not reduce the amount available under the borrowing base. As of December 31, 2008, we have $30.1 million of outstanding letters of credit related to abandonment liabilities on certain of our oil and gas properties.
Indebtedness under the facility will be secured by cross guarantees from all of our subsidiaries, share pledges from all of our subsidiaries, floating charges over the operating assets held in the United Kingdom and a receivables pledge in Norway. Our borrowings under the senior bank facility will bear interest at LIBOR plus 1.3% for the first $112 million of availability, and LIBOR plus 1.7% for up to an additional $14 million of availability.
The senior bank facility contains customary covenants, which limit our ability to incur indebtedness, pledge our assets, dispose of our assets and make exploration and appraisal expenditures. In addition, the senior bank facility contains various financial and technical covenants, including:
•	a maximum consolidated debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio of 3.0:1;
•	a minimum current assets to current liabilities ratio of 1.1:1;
•	a minimum debt coverage ratio of 1.2:1 for the initial tranche and 1.15:1 for the second tranche;
•	a minimum field life net present value (“NPV”) to loans outstanding coverage ratio of 1.4:1 for the period through March 31, 2009 and 1.5:1 thereafter for the initial tranche, and 1.25:1 for the period through March 31, 2009 and 1.3:1 thereafter for the second tranche; and
•	a minimum loan life NPV to loans outstanding coverage ratio of 1.2:1 for the period through March 31, 2009 and 1.3:1 thereafter for the initial tranche, and 1.15:1 for the period through March 31, 2009 and 1.2:1 thereafter for the second tranche.
The final maturity is the earlier of five years or the reserve tail date, being the date when the remaining borrowing base reserves are projected to be 20% or less of the initially approved borrowing base reserves. The senior bank facility is subject to mandatory prepayment in the event of a change of control of any obligor under the senior bank facility agreement. It is prepayable at our option at any time without penalty.
At December 31, 2008, we had $113 million outstanding under our senior bank facility. The senior bank facility has a current borrowing base capacity of $126 million, which is secured by our oil and gas assets. The borrowing base is subject to redetermination every six months (on April 1 and October 1), and we are

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
required to provide our lenders with an independent reserve report every 12 months. Based on our reserve report at December 31 and June 30 each year, commodity prices set by our lenders and terms set forth in the credit agreement, the maximum capacity of our borrowing base is set, and any amounts outstanding over the redetermined borrowing base must be repaid within 45 days of the redetermination date. The senior bank facility is also subject to maximum commitment levels by the participating lenders that change over time.
We have reflected $13 million in current maturities of long-term debt at December 31, 2008 due to the borrowing base capacity and maximum commitment levels. The next scheduled redetermination of our borrowing base will occur on April 1, 2009. We are currently undergoing the redetermination process based on our reserve report as of December 31, 2008. We cannot estimate the level of the borrowing base capacity that will be in effect as of April 1, 2009 although we do expect the borrowing base capacity to decrease given the decline in commodity prices during 2008.
Second lien term loan
As part of the financing for the Talisman Acquisition during the fourth quarter of 2006, we entered into a $75 million second lien term loan. In January 2008, we terminated our obligations under this loan and repaid all of our outstanding indebtedness, including accrued interest and related fees.
Convertible Bonds
In January 2008, we issued 11.5% Convertible Bonds due 2014 (the “Convertible Bonds”) for gross proceeds of $40 million pursuant to a private offering to a sophisticated investor in Norway. The net proceeds from the issuance of the Convertible Bonds was used to repay a portion of our outstanding indebtedness. The $40 million Convertible Bonds bear interest at a rate of 11.5% per annum, compounded quarterly, and are unconditionally guaranteed by us on a senior unsecured basis. Interest is compounded quarterly and added to the outstanding principal balance each quarter. Interest is not payable in cash, but is instead payable in kind upon maturity of the bonds. The bonds are convertible into shares of our common stock at an initial conversion price of $2.36 per $1,000 of principal. The conversion price will be adjusted in accordance with the terms of the bonds upon occurrence of certain events, including payment of common stock dividends, common stock splits or issuance of common stock at a price below the then current market price.
Upon the fourth anniversary, the holders have the right to redeem the Convertible Bonds if the weighted average closing price of our common stock for the preceding 30 days is less than the conversion price, as adjusted. If the holders do not exercise this right, the right will lapse and the conversion price will be reset to the then current market price of our common stock if such price is lower than the conversion price, as adjusted.
If we undergo a “change of control” as defined, the holders of the bonds have the right, subject to certain conditions, to redeem the bonds and accrued interest. The bonds may become immediately due upon the occurrence of certain events of default, as defined.
Two derivatives are associated with the conversion and change in control features of the Convertible Bonds. At December 31, 2008, the combined fair market value of these derivatives is $14.6 million, reflecting a $0.7 million decrease during 2008 that was recorded in unrealized gains (losses) on derivatives.

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
Note 10 – Income Taxes
The loss before income taxes and the components of the income tax expense recognized on the Consolidated Statement of Income are as follows:

				Total	Discontinued
				Continuing	Operations -
	UK	U.S.	Other	Operations	Norway	Total

Year Ended December 31, 2008
Net income (loss) before taxes	$66,129	$(11,969)	$(4,185)	$49,975	$63,244	$113,219

Current tax expense	11,158	—	10	11,168	27,879	39,047
Deferred tax expense	22,673	—	303	22,976	15,415	38,391
Foreign currency gains on deferred tax liabilities	(10,028)	—		(10,028)	(10,681)	(20,709)

Total tax expense	23,803	—	313	24,116	32,613	56,729

Net income (loss) after taxes	$42,326	$(11,969)	$(4,498)	$25,859	$30,631	$56,490

Year Ended December 31, 2007
Net income (loss) before taxes	$(68,704)	$(10,233)	$6,584	$(72,353)	$14,095	$(58,258)

Current tax (benefit) expense	2,898	(3)	289	3,184	562	3,746
Deferred tax (benefit) expense	(27,430)	—	711	(26,719)	8,951	(17,768)
Foreign currency losses on deferred tax liabilities	1,327	—	—	1,327	3,514	4,841

Total tax (benefit) expense	(23,205)	(3)	1,000	(22,208)	13,027	(9,181)

Net income (loss) after taxes	$(45,499)	$(10,230)	$5,584	$(50,145)	$1,068	$(49,077)

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

				Total	Discontinued
				Continuing	Operations -
	UK	U.S.	Other	Operations	Norway	Total

Year Ended December 31, 2006
Net income (loss) before taxes	$33,275	$(23,463)	$13	$9,825	$7,250	$17,075

Current tax (benefit) expense	1,837	(45)	69	1,861	9,014	10,875
Deferred tax (benefit) expense	10,105	—	—	10,105	(1,840)	8,265
Foreign currency losses on deferred tax liabilities	2,904	—	—	2,904	1,869	4,773

Total tax (benefit) expense	14,846	(45)	69	14,870	9,043	23,913

Net income (loss) after taxes	$18,429	$(23,418)	$(56)	$(5,045)	$(1,793)	$(6,838)

The following table presents the principal reasons for the difference between our effective tax rates and the United States federal statutory income tax rate of 35%.

	Year Ended December 31,

	2008	2007	2006

Federal income tax expense (benefit) at statutory rate	$17,491	$(25,323)	$3,439
Taxation of foreign operations	12,464	(1,790)	6,292
Change in valuation allowance – US	4,150	3,515	8,286
Change in valuation allowance – UK	—	—	(6,013)
Foreign currency (gain)/loss on deferred taxes	(10,028)	1,328	2,904
Other	39	62	(38)

Income Tax Expense, continuing operations	$24,116	$(22,208)	$14,870

Discontinued operations - Norway	32,613	13,027	9,043
Total Income Tax Expense	56,729	(9,181)	23,913

Effective Income Tax Rate	45%	(32)%	117%

During 2008, 2007 and 2006, we incurred taxes in all of the jurisdictions that we do business in except for the U.S. In 2008, 2007 and 2006, we had a loss before taxes of $8.3 million, $6.9 million and $20.6 million, respectively, in the U.S. and we did not record any income tax benefits as there was no assurance that we could generate any U.S. taxable earnings, and therefore recorded a valuation allowance of the full amount of deferred tax asset generated.
Deferred income taxes result from the net tax effects of temporary timing differences between the carrying amounts of assets and liabilities reflected on the financial statements and the amounts recognized for income tax purposes. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows at December 31:

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

	2008	2007

Deferred tax asset:
Deferred compensation	$5,771	$6,834
Unrealized loss on derivative instruments	4,506	27,292
Asset retirement obligation	5,244	13,808
Net operating loss and capital loss carryforward	21,633	37,820
Other	621	1,767

Total deferred tax assets	37,775	87,521
Less valuation allowance	(23,701)	(19,697)

Total deferred tax assets after valuation allowance	14,074	67,824

Deferred tax liability:
Property, plant and equipment	(67,810)	(133,367)
Unrealized gain on derivative instruments	(23,628)	—
Petroleum revenue tax, net of tax benefit	(1,642)	(5,133)
Debt discount	(3,267)	—
Other	(850)	(711)

Total deferred tax liabilities	(97,197)	(139,211)

Net deferred tax liability	$(83,123)	$(71,387)

During 2006, we recognized a deferred tax liability of approximately $98 million due to the excess of book over tax basis of the assets acquired in the Enoch and Talisman acquisitions.
At December 31, 2008, we had the following carryforwards available to reduce future income taxes:

	Years of	Carryforward
Types of Carryforward	Expiration	Amounts

Continuing Operations - U.S. – Net operating loss	2022 - 2028	$61,613
Discontinued Operations - Norway – Uplift	Indefinite	$2,700

With the exception of $61.6 million of net operating loss carryforward attributable to our U.S. operations for which a valuation allowance has been established, the remaining carryforward amounts shown above have been recognized for financial statement reporting purposes to reduce deferred tax liability.
For U.S. federal income tax purposes, certain limitations are imposed on an entity’s ability to utilize its NOLs in future periods if a change of control, as defined for federal income tax purposes, has taken place. In general terms, the limitation on utilization of NOLs and other tax attributes during any one year is determined by the value of an acquired entity at the date of the change of control multiplied by the then-existing long-term, tax-exempt interest rate. The manner of determining an acquired entity’s value has not yet been addressed by the Internal Revenue Service. We have determined that, for federal income tax purposes, a change of control occurred during 2004. However, we do not believe such limitations will significantly impact our ability to utilize the NOL; rather our ability to generate future taxable income will have such an impact.
Recognition of the benefits of the deferred tax assets will require that we generate future taxable income. There can be no assurance that we will generate any earnings or any specific level of earnings in future years. Therefore, we have established a valuation allowance for deferred tax assets of approximately $23.7 million, $19.7 million and $17.3 million of December 31, 2008, 2007 and 2006, respectively.

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
During 2008, the valuation allowance in the U.S. increased $2.9 million due to net operating losses and increased $1.1 million for net operating losses in other jurisdictions. During 2007, the valuation allowance in the U.S. increased $2.4 million due to net operating losses and adjustments. During 2006, the valuation allowance decreased $6.0 million when our UK operations commenced and decreased an additional $11.1 million as a result of the deferred tax liabilities established in the purchase of Enoch and Talisman. The valuation allowance also increased $7.3 due to net operating losses in the U.S.
Effective January 1, 2007, we adopted the new guidance on uncertainty in income taxes. We determined there was no cumulative effect on our financial statements relating to this adoption.
At December 2007, we provided for a liability of $1.7 million for unrecognized tax benefits relating to various U.K. matters. The statute of limitations for assessing tax for these benefits expired during 2008, thus allowing the full recognition of these benefits. The benefit was recorded as a reduction to goodwill.
The following represents a reconciliation of the changes in our unrecognized tax benefits, included in “Accrued Expenses and Other” on the balance sheet, for the year ended December 31, 2008:

Balance at January 1, 2008	$1,727
Increase (Decrease) in unrecognized tax benefits from current period tax positions	(1,727)

Balance at December 31, 2008	$—

As of December 31, 2008, we believe that no current tax positions that have resulted in unrecognized tax benefits will significantly increase or decrease within the next year.
Note 11 – Other Liabilities
Other liabilities included the following:

	December 31,

	2008	2007

Asset retirement obligations	$38,776	$30,790
Long-term derivative liabilities	17,015	31,201

	$55,791	$61,991

Our asset retirement obligations relate to obligation of the plugging and abandonment of oil and gas properties. The asset retirement obligation is recorded at fair value and accretion expense, recognized over the life of the property, increases the liability to its expected settlement value. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the asset retirement cost. The following table provides a rollforward of the asset retirement obligations for the year ended December 31, 2008 and 2007:

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

	December 31,

	2008	2007

Carrying amount of asset retirement obligations as of beginning of year	$30,790	$26,284
Increase (decrease) due to revised estimates of asset retirement obligations	13,840	1,621
Accretion expense	2,795	2,764
Impact of foreign currency exchange rate changes	(8,649)	121

Carrying amount of asset retirement obligations as of end of year	$38,776	$30,790

Note 12 – Equity
The activity in shares of our common and preferred stock during 2008, 2007 and 2006 included the following:

	Year Ended December 31,

	2008	2007	2006

Common Stock:
Outstanding at the beginning of the year	127,006	118,577	75,489
Issuance of common stock in the offering	—	—	39,257
Issuance of common stock to pay preferred dividends	—	6,403	—
Exercise of warrants and stock options	—	—	1,655
Other issuances	1,566	2,026	2,176

Outstanding at the end of the year	128,572	127,006	118,577

Series B Preferred Stock:
Outstanding at the end of the year	20	20	20

Convertible Preferred Stock:
Outstanding at the beginning of the year	125	125	—
Issuances of preferred stock	—	—	125

Outstanding at the end of the year	125	125	125

Treasury Stock:
Outstanding at the beginning of the year	—	—	—
Purchase of Treasury shares for stock vesting	(327)	—	—

Outstanding at the end of the year	(327)	—	—

Common Stock
The Common Stock is $0.001 par value common stock, 300,000,000 shares authorized.
In 2008, we issued inducement grants of 300,000 shares of Endeavour restricted common stock, and options to purchase 250,000 shares of our common stock at an exercise price of $0.75 per share upon commencement of employment of one executive officer. In 2007, we issued inducement grants of 800,000 shares of Endeavour restricted common stock, options to purchase 400,000 shares of our common stock at an exercise price of $2.00 per share and options to purchase 200,000 shares of our

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
common stock at an exercise price of $1.14 per share upon commencement of employment of two executive officers.
As part of the financing for the Talisman Acquisition during the fourth quarter of 2006, we issued 37.8 million shares of common stock at $2.35 per share. After expenses, proceeds from the offering were $84 million.
Convertible Preferred Stock
As part of the financing for the Talisman Acquisition during the fourth quarter of 2006, we issued $125 million of Series A Convertible Preferred Stock to a group of private institutional investors. In December 2006, our stockholders approved the conversion of the Series A Convertible Preferred Stock into the Series C Convertible Preferred Stock (the “Convertible Preferred Stock”). The Series A Convertible Preferred Stock and the Series C Convertible Preferred Stock are substantially similar in terms, except that the Series C Convertible Preferred Stock includes a “full-ratchet” antidilution protection provision, which would result in a favorable adjustment (in the number of shares of common stock issuable on conversion and the conversion price) for the holders of Convertible Preferred Stock in the event we were to issue shares of common stock at a price below the conversion price. The Convertible Preferred Stock ranks senior to any of our other existing or future shares of capital stock.
The Convertible Preferred Stock is fully convertible into common stock at any time at the option of the preferred stock investors, at (i) a conversion price of $2.50 (the “Conversion Price”) and (ii) in an amount of common stock equal to the quotient of the liquidation preference of $1,000 per share plus accrued but unpaid dividends (the “Liquidation Preference”) divided by the Conversion Price.
Dividends are payable in cash, or common stock if we are unable to pay such dividends in cash, and any dividends will be paid to the preferred stock investors prior to payment of any other dividend on any other shares of our capital stock. We will pay a cumulative dividend on the Convertible Preferred Stock equal to 8.5% per annum of the original issue price (compounded quarterly) if paid in cash and 8.92% per annum of the original issue price (compounded quarterly) if paid in stock (the “Original Dividend Rate”). The Convertible Preferred Stock also participates on an as-converted basis with respect to any dividends paid on the common stock.
Issuance of dividends in the form of common stock are subject to the following equity conditions (the “Equity Conditions”), which are waivable by two-thirds of the holders of the Convertible Preferred Stock: (i) such common stock is listed on the NYSE Alternext US LLC, the New York Stock Exchange or the Nasdaq Stock Market, and not subject to any trading suspension; (ii) we are not then subject to any bankruptcy event; and (iii) such common stock will be immediately re-saleable by the preferred stock investors pursuant to an effective registration statement and otherwise in compliance with all applicable laws. If we have not maintained the effectiveness of the registration statement pursuant to the Registration rights section below, then the dividend rate on the Convertible Preferred Stock will be increased by the product of 2.5% (if the dividend is paid in cash) or 2.63% (if the dividend is paid in stock) times the number of quarters (or portions thereof) in which the failure occurs or we fail to cure such failure.
After the fourth anniversary of the initial issuance of the Convertible Preferred Stock, we may redeem all of the Convertible Preferred Stock in exchange for a cash payment to the preferred stock investors of an amount equal to 102% of the sum of the Liquidation Preference. If we call the Convertible Preferred Stock for redemption, the holders thereof will have the right to convert their shares into a newly issued

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
preferred stock identical in all respects to the Convertible Preferred Stock except that such newly issued preferred stock will not bear a dividend (the “Alternate Preferred Stock”). We may not redeem the Convertible Preferred Stock if the Equity Conditions are not then satisfied with respect to the common stock into which the Alternate Preferred Stock is convertible.
Upon the tenth anniversary of the initial issuance of the Convertible Preferred Stock, we must redeem all of the Convertible Preferred Stock for an amount equal to the Liquidation Preference plus accrued and unpaid dividends payable by us in cash or common stock at our election. Issuance by us of common stock for such redemption is subject to the Equity Conditions and to the market value of the outstanding shares of common stock immediately prior to such redemption equaling at least $500 million.
In the event of a change of control of Endeavour, we will be required to offer to redeem all of the Convertible Preferred Stock for the greater of: (i) the amount equal to which such holder would be entitled to receive had the holder converted such Convertible Preferred Stock into common stock; (ii) 115% of the sum of the Liquidation Preference plus accrued and unpaid dividends; and (iii) the amount resulting in an internal rate of return to such holder of 15% from the date of issuance of such Convertible Preferred Stock through the date that Endeavour pays the redemption price for such shares.
Series B Preferred Stock
In September 2002, we authorized and designated 500,000 shares of Preferred Stock, as Series B Preferred Stock par value $.001 per share.
The Series B Preferred Stock is to pay dividends of 8% of the original issuing price per share per annum, which are cumulative prior to any dividends on the common stock and on parity with the payment of any dividend or other distribution on any other series of preferred stock that has similar characteristics. The holders of each share of Series B Preferred Stock are entitled to be paid out of available funds prior to any distributions to holders of common stock in the amount of $100.00 per outstanding share plus all accrued dividends. We may, upon approval of our Board, redeem all or a portion of the outstanding shares of Series B preferred stock at a cost of the liquidation preference and all accrued and unpaid dividends.

Note 13 – Stock-Based Compensation Arrangements
We grant restricted stock and stock options, including notional restricted stock and options, to employees and directors as incentive compensation. The notional restricted stock and options may be settled in cash or stock upon vesting, at our option, however it has been our practice to settle in stock. The restricted stock and options generally vest over three years and the options have a five to ten year expiration. The vesting of these shares and options is dependent upon the continued service of the grantees to Endeavour. Upon the occurrence of a change in control, each share of restricted stock and stock option outstanding on the date on which the change in control occurs will immediately become vested.
The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. For the years 2007 and 2006, expected volatility is based on an average of our peer companies where there is a lack of relevant Endeavour volatility information for the length of the expected term and the expected term is the average of the vesting date and the expiration of the option. For 2008, expected volatility is based on historical Endeavour volatility for the length of the expected term, which was determined by historical data. We use historical data to estimate option exercises and employee terminations within the valuation model. The risk-free rate for periods within the contractual

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
life of the option is based on the U.S. treasury yield curve in effect at the time of grant. We do not include an estimated dividend yield since we have not paid dividends on our common stock historically.
The estimated fair value of each option granted was calculated using the Black-Scholes model. The following summarizes the weighted average of the assumptions used in the method.

	2008	2007	2006

Risk free rate	3.1%	4.4%	4.4%
Expected years until exercise	4	4	4
Expected stock volatility	46%	45%	38%
Dividend yield	—	—	—

At December 31, 2008, total compensation cost related to nonvested awards not yet recognized was approximately $4.1 million and is expected to be recognized over a weighted average period of less than two years. For the year ended December 31, 2008, we included approximately $0.8 million of stock-based compensation in capitalized G&A in property and equipment.
Stock Options
Information relating to stock options, including notional stock options, is summarized as follows:

		Weighted	Weighted
		Average	Average
		Exercise	Contractual	Aggregate
	Number of	Price per	Life in	Intrinsic
	Shares	Share	Years	Value

Balance outstanding – December 31, 2007	5,367	$2.92
Granted	1,455	1.21
Exercised	—	—
Forfeited	406	3.07
Expired	1,610	3.04

Balance outstanding – December 31, 2008	4,807	2.35	3.47	$10

Currently exercisable – December 31, 2008	2,454	2.92	0.97	$—

The weighted average grant-date fair value of options granted during 2008, 2007 and 2006 was $0.50, $0.40 and $1.20, respectively.
Of options granted during 2008, 2007 and 2006, 1.2 million, 0.1 million and 1.0 million options, respectively, were granted pursuant to incentive plans which have been approved by our stockholders. All other stock options have been granted pursuant to stock option plans that were not subject to stockholder approval.

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
Information relating to stock options outstanding at December 31, 2008 is summarized as follows:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
	Number of	Remaining	Exercise		Exercise
Range of Exercise	Options	Contractual	Price Per	Number	Price Per
Prices	Outstanding	Life	Share	Exercisable	Share

Less than $3.00	3,426	4.3	$1.66	1,444	$1.99
$3.00 - $3.99	582	1.7	$3.58	211	$3.69
Greater than $4.00	799	1.1	$4.41	799	$4.41

	4,807	3.5	$2.35	2,454	$2.60

Restricted Stock
At December 31, 2008, our employees and directors held 4.0 million restricted shares of our common stock that vest over the service period of up to three years. The restricted stock awards were valued based on the closing price of our common stock on the measurement date, typically the date of grant, and compensation expense is recorded on a straight-line basis over the restricted share vesting period.
Status of the restricted shares as of December 31, 2008 and the changes during the year ended December 31, 2008 are presented below:

		Weighted
		Average Grant
	Number of	Date Fair Value
	Shares	per Share

Balance outstanding – December 31, 2007	4,539	$2.70
Granted	2,259	$1.22
Vested	(1,892)	$2.42
Forfeited	(940)	$3.16

Balance outstanding – December 31, 2008	3,966	$1.88

Total fair value of shares vesting during the period	$3,835

Note 14 – Financial Instruments

	December 31, 2008		December 31, 2007
		Carrying		Carrying
	Fair Value	Value	Fair Value	Value
Assets:
Derivative instruments	$33,351	$33,351	$5,975	$5,975

Liabilities:
Long-term debt	190,681	214,855	253,250	266,250
Derivative instruments	(18,208)	(18,208)	(53,696)	(53,696)

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
The carrying amounts reflected in the consolidated balance sheets for cash and equivalents, short-term receivables and short-term payables approximate their fair value due to the short maturity of the instruments. The fair values of commodity derivative instruments interest rate swaps and were determined based upon quotes obtained from brokers. The fair values of long-term debt were determined based upon quotes obtained from brokers for our senior notes, discounted cash flows for our 11.5% convertible debt and book value for other debt. Book value approximates fair value for our senior bank facility and second lien term loan as these instruments bear interest at a market rate.
Note 15 – Fair Value Measurements
Effective January 1, 2008, we adopted the new guidance for fair value measurements of financial assets and liabilities measured on a recurring basis. This new standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It also clarifies that fair value should be based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties involved and the impact of credit enhancements but also the impact of our own nonperformance risk on our liabilities. According to this new standard, fair value measurements are classified and disclosed in one of the following categories:

Level 1:	Fair value is based on actively-quoted market prices, if available.

Level 2:	In the absence of actively-quoted market prices, we seek price information from external sources, including broker quotes and industry publications. Substantially all of these inputs are observable in the marketplace during the entire term of the instrument, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3:	If valuations require inputs that are both significant to the fair value measurement and less observable from objective sources, we must estimate prices based on available historical and near-term future price information and certain statistical methods that reflect our market assumptions.
We apply fair value measurements to certain assets and liabilities including commodity and interest rate derivative instruments, marketable securities and embedded derivatives relating to conversion and change in control features in certain of our debt instruments. We seek to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The following table summarizes the valuation of our investments and financial instruments by pricing levels as of December 31, 2008:

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

	Quoted Market Prices	Significant Other	Significant
	in Active Markets –	Observable Inputs -	Unobservable Inputs	Total Fair
	Level 1	Level 2	- Level 3	Value

Oil and gas derivative contracts:
Oil and gas swaps	$—	$9,855	$—	$9,855
Oil and gas collars	—	18,538	2,583	21,121
Interest rate swaps	—	(1,334)	—	(1,334)
Embedded derivatives	—	—	(14,640)	(14,640)

Total derivative liabilities	$—	$27,059	$(12,057)	$15,002

Our commodity and interest rate derivative contracts were measured based on quotes from our counterparties, which are major financial institutions or commodities trading institutions. Such quotes have been derived using models that consider various inputs including current market and contractual prices for the underlying instruments, quoted forward prices for natural gas and crude oil, volatility factors and interest rates, such as a LIBOR curve for a similar length of time as the derivative contract term. The inputs for the fair value models for our swaps and Brent oil collars are all observable market data and these instruments have been classified as Level 2. Although we utilize the same option pricing models to assess the reasonableness of the fair values of our gas collars, an active futures market does not exist for our UK gas options. We base the inputs to the option models for our UK gas collars on observable market data in other markets to verify the reasonableness of the counterparty quotes. These UK gas collars are classified as Level 3.
The following is a reconciliation of changes in fair value of net derivative assets and liabilities classified as Level 3:

Twelve Months Ended
December 31, 2008

Balance at beginning of period	$—
Total gains or losses (realized/unrealized):
Included in earnings	4,614
Purchases, issuance and settlements (net)	(13,460)
Transfers in and/or out of Level 3 (net)	(3,211)

Balance at end of period	$(12,057)

Changes in unrealized gains (losses) relating to derivative assets and liabilities still held at December 31, 2008	$6,078

Note 16 – Derivative Instruments
As discussed in Note 2 – Accounting Policies, we have oil and gas commodity derivatives, interest rate derivatives and embedded derivatives related to debt instruments. The fair market value of these derivative instruments is included in our balance sheet as follows:

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

	December 31,

	2008	2007

Derivatives not designated as hedges:
Oil and gas commodity derivatives:
Assets:
Prepaid expenses and other current assets	$31,649	$4,018
Other assets – long-term	1,702	1,957
Liabilities:
Accrued expenses and other	—	(22,210)
Other liabilities – long-term	(2,375)	(30,635)

	$30,976	$(46,870)

Embedded derivatives related to debt instrument
Liabilities:
Other liabilities – long-term	(14,640)	—

Derivatives designated as cash flow hedge:
Interest rate swap
Liabilities:
Accrued expenses and other	1,334	—
Other liabilities – long-term	—	567

If all counterparties failed to perform, our maximum loss would be $33.4 million as of December 31, 2008.
The effect of the derivatives not designated as hedges on our results of operations was as follows:

	Year Ended December 31,

	2008	2007	2006

Derivatives not designated as hedges:
Oil and gas commodity derivatives
Realized gains (losses) on derivative instruments	$(28,578)	$12,048	$—
Unrealized gains (losses) on derivative instruments	77,846	(89,132)	34,531

	49,268	(77,084)	34,531

Embedded derivatives related to debt instrument
Unrealized gains (losses) on derivative instruments	(1,180)	—	—

The effect of derivatives designated as cash flow hedges on our results of operations and other comprehensive income was as follows:

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

	Location of
	Reclassification
	into Income	2008	2007	2006

Interest rate swap
Gain (loss) recognized in other comprehensive income		$428	$(927)	$—
Gain (loss) reclassified from accumulated other comprehensive income into income	Interest expense	(770)	75	—
Oil and gas commodity derivatives
Gain (loss) recognized in other comprehensive income		—	—	(1,012)
Gain (loss) reclassified from accumulated other comprehensive income into income	Income from continuing operations	—	—	4,702

We did not exclude any component of the hedging instruments’ gain or loss when assessing effectiveness. The ineffective portion of the hedges is not material for the periods presented and is included in other income (expense).
As of December 31, 2008, our outstanding commodity derivatives covered approximately 2,150 Mbbl and 4,450 MMcf cumulative through 2011 and consist of a combination of fixed price swaps and collars. These include four oil and two gas swaps with J. Aron (Goldman) and three oil and five gas collars with BNP Paribas.
During 2007, we entered into an interest rate swap with BNP Paribas for a notional amount of $37.5 million whereby we pay a fixed rate of 5.05% and receive three-month LIBOR through November 2009.
Note 17 – Comprehensive Income (Loss)
The following summarizes the components of comprehensive loss:

	Year Ended December 31,
	2008	2007	2006

Net loss	$56,490	$(49,077)	$(6,838)

Related to derivative instruments:
Unrealized loss	428	(852)	(1,012)
Reclassification adjustment for loss realized in net loss above	(770)	—	4,702

Related to marketable securities:
Unrealized loss	(1)	(71)	(887)
Reclassification adjustment for loss realized in net loss above	—	—	1,775

Unrealized gain (loss), net	(343)	(923)	4,578

Comprehensive loss	$56,147	$(50,000)	$(2,260)

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
The components of accumulated other comprehensive income are:

	Year Ended December 31,

	2008	2007	2006

Related to derivative instruments:
Balance at beginning of year	$(852)	$—	$(3,690)
Change during the year	(342)	(852)	3,690

Balance at end of year	(1,194)	(852)	—

Related to marketable securities:
Balance at beginning of year	(71)	—	(888)
Change during the year	(1)	(71)	888

Balance at end of year	(72)	(71)	—

Accumulated comprehensive loss	$(1,266)	$(923)	$—

Note 18 – Supplementary Cash Flow Disclosures
Cash paid during the period for interest and income taxes was as follows:

	Year Ended December 31,

	2008	2007	2006

Interest paid	$15,966	$22,164	$5,895

Income taxes paid	$20,088	$7,662	$7,064

Non-Cash Investing and Financing Transactions
During the first quarter of 2006, we issued 1.5 million shares of our common stock in connection with the settlement of litigation.
We recorded $10.8 million, $11.2 million and $2.0 million in preferred stock dividends in 2008, 2007 and 2006, respectively. Prior to the fourth quarter of 2007, we paid outstanding dividends on the Convertible Preferred Stock through the issuance of common stock.
In 2008, we recorded $4.5 million in non-cash interest expense that was added to the principal balance of the 11.5% convertible notes.
Note 19 – Commitments and Contingencies
General
The oil and gas industry is subject to regulation by federal, state and local authorities. In particular, oil and gas production operations and economics are affected by environmental protection statutes, tax

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
statutes and other laws and regulations relating to the petroleum industry. We believe we are in compliance with all federal, state and local laws, regulations applicable to Endeavour and its properties and operations, the violation of which would have a material adverse effect on us or our financial condition.
Rig Commitments
Our rig commitments reflect two commitments for the use of drilling rigs in our North Sea operations. Our continuing operations include one commitment for the drilling rig that commenced drilling at the Rochelle field in December 2008. We have $21 million in escrow toward this commitment, included in “Restricted cash” on our Condensed Consolidated Balance Sheet. The reserved amounts in escrow will be released as payments are made for this drilling activity.
Our discontinued operations include a commitment for a semi-submersible rig in Norway through a consortium with several other operators in the Norwegian Continental Shelf. The contract committed us to 100 days (for two wells) for drilling services for $38 million. We estimated the rig to be initially delivered in the third quarter of 2009 and again in 2010.
Contingencies
In November 2006, we purchased various oil and gas properties, including the Ivanhoe, Rob Roy, Hamish (collectively, IVRRH), Renee and Rubie fields. Hess Limited, the operator of the facility supporting production from the IVRRH fields, has advised us that there has been a mis-measurement of the volumes of oil produced from the IVRRH fields. At December 31, 2008, the estimate of our liability from this mis-measurement was at $4.1 million.
Operating Leases
We have leases for office space and equipment with lease payments of $0.6 million, $1.2 million and $1.2 million for the years ended December 31, 2008, 2009 and 2010, respectively.
Note 20 – Segment and Geographic Information
We have determined we have one reportable operating segment being the acquisition, exploration and development of oil and gas properties. Our operations are conducted in geographic areas as follows:

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

	2008		2007		2006

		Long-lived		Long-lived		Long-lived
	Revenue	Assets	Revenue	Assets	Revenue	Assets

United States	$—	$12,125	$—	$6,920	$—	$33,120

United Kingdom	170,781	478,623	135,876	527,810	24,881	537,936
Other	—	2,140	—	4,386	—	1,889

Continuing Operations	170,781	492,888	135,876	539,116	24,881	572,945

Discontinued operations — Norway	89,660	108,921	40,188	90,260	29,250	72,957

Total International	260,441	589,684	176,064	622,456	54,131	612,782

Total	$260,441	$601,809	$176,064	$629,376	$54,131	$645,902

Note 21 – Quarterly Financial Data (Unaudited)

		Second	Third	Fourth
	First Quarter	Quarter	Quarter	Quarter

	2008
Revenues from continuing operations	$45,809	$55,343	$44,160	$25,469
Operating expenses from continuing operations	29,944	32,528	26,074	63,999
Operating profit from continuing operations	15,865	22,815	18,086	(38,530)

Net income (loss) to common stockholders	(19,487)	(66,733)	75,487	56,414
Net income (loss)from continuing operations per common share – basic	(0.15)	(0.56)	0.48	0.35
Net income (loss) from continuing operations per common share – diluted	(0.15)	(0.56)	0.29	0.24

Net income (loss)from discontinued operations per common share – basic	(0.15)	0.04	0.11	0.09
Net income (loss) from discontinued operations per common share – diluted	(0.15)	0.04	0.07	0.05

	2007
Revenues from continuing operations	$35,025	$22,808	$36,417	$41,626
Operating expenses from continuing operations	29,056	23,924	29,228	29,890
Operating loss from continuing operations	5,969	(1,117)	7,189	11,737

Net income (loss) to common stockholders	(5,987)	(13,048)	(11,681)	(29,599)

Net income (loss) from continuing operations per common share – basic and diluted	(0.05)	(0.11)	(0.08)	(0.25)

Net income (loss) from discontinued operations per common share – basic and diluted	(0.00)	(0.00)	(0.01)	(0.02)

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
Note 22 – Supplemental Oil and Gas Disclosures – Unaudited

Capitalized Costs Relating to Oil and Gas Producing Activities
					Discontinued
	United	United		Total Continuing	Operations
	Kingdom	States	Other	Operations	Norway (1)	Total

December 31, 2008:
Proved	$232,730	$629	$9	$233,368	$65,522	$298,890
Unproved	131,688	5,876	2,132	139,696	48,714	188,410

Total capitalized costs	364,418	6,505	2,141	373,064	114,236	487,300

Accumulated depreciation, depletion and amortization	(142,686)	—	—	(142,686)	(33,914)	(176,600)

Net capitalized costs	$221,732	$6,505	$2,141	$230,378	$80,322	$310,700

December 31, 2007:
Proved	$216,572	$—	$—	$216,572	$53,729	$270,301
Unproved	154,948	—	2,176	157,124	28,869	185,993

Total capitalized costs	371,520	—	2,176	373,696	82,598	456,294

Accumulated depreciation, depletion and amortization	(102,386)	—	—	(102,386)	(20,461)	(122,847)

Net capitalized costs	$269,134	$—	$2,176	$271,310	$62,137	$333,447

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities
				Total	Discontinued
	United			Continuing	Operations
	Kingdom	United States	Other	Operations	Norway (1)	Total

Year Ended December 31, 2008:
Acquisition costs:
Proved	$—	$—	$—	$—	$—	$—
Unproved	1,178	971	27	2,176	—	2,176
Exploration costs	34,641	5,515	(62)	40,094	22,796	62,890
Development costs	16,752	19	—	16,771	8,808	25,579

Total costs incurred	$52,571	$6,505	$(35)	$59,041	$31,604	$90,645

Year Ended December 31, 2007:
Acquisition costs:
Proved	$—	$—	$—	$—	$—	$—
Unproved	774	—	18	792	—	792
Exploration costs	54,916	—	268	55,184	10,392	65,576
Development costs	7,562	—	—	7,562	14,063	21,625

Total costs incurred	$63,252	$—	$286	$63,538	$24,455	$87,993

Year Ended December 31, 2006:
Acquisition costs:
Proved	$139,456	$—	$—	$139,456	$—	$139,456
Unproved	81,715	—	—	81,715	—	81,715
Exploration costs	35,002	—	295	35,297	5,089	40,386
Development costs	8,960	—	—	8,960	7,235	16,195

Total costs incurred	$265,133	$—	$295	$265,428	$12,324	$277,752

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

Results of Operations for Oil and Gas Producing Activities
				Discontinued
	United		Total Continuing	Operations -
	Kingdom	United States	Operations	Norway (1)	Total

Year Ended December 31, 2008:
Revenues	$170,781	$—	$170,781	$89,660	$260,441
Production expenses	31,489	828	32,317	14,259	46,576
DD&A	65,764	—	65,764	14,078	79,842
Impairment of oil and gas properties	36,970	—	36,970	—	36,970
Income tax expense	18,279	(290)	17,989	47,832	65,821

Results of activities	$18,279	$(538)	$17,741	$13,491	$31,232

Year Ended December 31, 2007:
Revenues	$135,876	$—	$135,876	$40,188	$176,064
Production expenses	27,263	—	27,263	13,781	41,044
DD&A	67,338	—	67,338	7,722	75,060
Income tax expense	20,638	—	20,638	14,574	35,212

Results of activities	$20,637	$—	$20,637	$4,111	$24,748

Year Ended December 31, 2006:
Revenues	$24,881	$—	$24,881	$29,250	$54,131
Production expenses	4,477	—	4,477	11,091	15,568
DD&A	10,292	—	10,292	6,217	16,509
Impairment of oil and gas properties	849	—	849	—	849
Income tax expense	4,631	—	4,631	9,315	13,946

Results of activities	$4,632	$—	$4,632	$2,627	$7,259

(1)	We completed the divestiture of our Norwegian subsidiary on May 14, 2009. The results of operations and financial position of this subsidiary are classified as discontinued operations for all periods presented.
Oil and Gas Reserves
Proved reserves are estimated quantities of oil, gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods. The reserve volumes presented are estimates only and should not be construed as being exact quantities. These reserves may or may not be recovered and may increase or decrease as a result of our future operations and changes in economic conditions. Our oil and gas reserves were prepared by independent reserve engineers at December 31, 2008, 2007 and 2006.
In December 2008, the U.S. Securities and Exchange Commission adopted revisions to oil and natural gas reserve reporting requirements, including the definition of proved reserves, pricing used to determine economic producibility and voluntary disclosure of probable and possible reserves. These revisions would be effective for the company at year-end 2009, unless the timing is subsequently amended. We are

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
evaluating these new rules and cannot predict how the new rules will affect our future reporting of oil and natural gas reserves.

			Total	Discontinued
	United	United	Continuing	Operations -
	Kingdom	States	Operations	Norway (1)	Total

Proved Oil Reserves (MBbls):
Proved reserves at January 1, 2006	—	—	—	1,164	1,164
Purchase of proved reserves, in place	4,593	—	4,593	—	4,593
Production	(210)	—	(210)	(508)	(718)
Revisions of previous estimates	183	—	183	530	713

Proved reserves at December 31, 2006	4,566	—	4,566	1,186	5,752
Production	(1,274)	—	(1,274)	(519)	(1,793)
Extensions and discoveries	—	—	—	340	340
Revisions of previous estimates	(8)	—	(8)	1,049	1,041

Proved reserves at December 31, 2007	3,284	—	3,284	2,056	5,340
Production	(1,032)	—	(1,032)	(726)	(1,758)
Extensions and discoveries	522	18	540	121	661
Revisions of previous estimates	(643)	—	(643)	(45)	(688)

Proved reserves at December 31, 2008	2,131	18	2,149	1,406	3,555

Proved Developed Oil Reserves (MBbls):
At December 31, 2006	3,400	—	3,400	737	4,137

At December 31, 2007	2,544	—	2,544	1,650	4,194

At December 31, 2008	1,468	7	1,475	1,302	2,777

			Total	Discontinued
	United		Continuing	Operations -
	Kingdom	United States	Operations	Norway (1)	Total

Proved Gas Reserves (MMcf):
Proved reserves at January 1, 2006	—	—	—	6,297	6,297
Purchase of proved reserves, in place	14,574	—	14,574	—	14,574
Production	(1,539)	—	(1,539)	(203)	(1,742)
Revisions of previous estimates	4,137	—	4,137	1,579	5,716

Proved reserves at December 31, 2006	17,172	—	17,172	7,673	24,845
Production	(8,556)	—	(8,556)	(328)	(8,884)
Extensions and discoveries	—	—	—	1,821	1,821
Revisions of previous estimates	3,196	—	3,196	(732)	2,464

Proved reserves at December 31, 2007	11,812	—	11,812	8,434	20,246

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

			Total	Discontinued
	United		Continuing	Operations -
	Kingdom	United States	Operations	Norway (1)	Total

Production	(6,532)	—	(6,532)	(2,322)	(8,854)

Extensions and discoveries	20,370	690	21,060	52	21,112
Revisions of previous estimates	1,480	—	1,480	(1,187)	293

Proved reserves at December 31, 2008	27,130	690	27,820	4,977	32,797

Proved Developed Gas Reserves (MMcf):
At December 31, 2006	13,184	—	13,184		13,184

At December 31, 2007	8,416	—	8,416	6,614	15,030

At December 31, 2008	6,761	234	6,995	4,917	11,912

			Total	Discontinued
	United		Continuing	Operations -
	Kingdom	United States	Operations	Norway (1)	Total

Proved Reserves (MBOE):
Proved reserves at January 1, 2006	—	—	—	2,214	2,214
Purchase of proved reserves, in place	7,022	—	7,022	—	7,022
Production	(466)	—	(466)	(542)	(1,008)
Revisions of previous estimates	872	—	872	793	1,665

Proved reserves at December 31, 2006	7,428	—	7,428	2,465	9,893
Production	(2,700)	—	(2,700)	(574)	(3,274)
Extensions and discoveries	—	—	—	643	643
Revisions of previous estimates	524	—	524	927	1,451

Proved reserves at December 31, 2007	5,252	—	5,252	3,461	8,713
Production	(2,121)	—	(2,121)	(1,113)	(3,234)
Extensions and discoveries	3,917	133	4,050	130	4,180
Revisions of previous estimates	(395)	—	(395))	(242)	(637)

Proved reserves at December 31, 2008	6,653	133	6,786	2,236	9,022

Proved Developed Reserves (MBOE):
At December 31, 2006	5,597	—	5,597	737	6,334

At December 31, 2007	3,947	—	3,947	2,752	6,699

At December 31, 2008	2,595	46	2,641	2,122	4,763

(1)	We completed the divestiture of our Norwegian subsidiary on May 14, 2009. The results of operations and financial position of this subsidiary are classified as discontinued operations for all periods presented.

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)
During the year ended December 31, 2006, we purchased 7,022 MBOE in the Enoch field and Talisman Acquisitions.
Standardized Measure of Discounted Future Net Cash Flows
Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimated future income taxes are computed using current statutory income tax rates for where production occurs. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.
Estimates of future cash inflows are based on prices at year-end. Oil, gas and condensate prices are escalated only for fixed and determinable amounts under provisions in some contracts. At December 31, 2008 and 2007, the prices used to determine the estimates of future cash inflows were $36.55 and $96.02 per barrel, respectively, for oil and $8.70 and $10.03 per Mcf, respectively, for gas. Estimated future cash inflows are reduced by estimated future development, production, abandonment and dismantlement costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Income tax expense, both U.S. and foreign, is calculated by applying the existing statutory tax rates, including any known future changes, to the pretax net cash flows giving effect to any permanent differences and reduced by the applicable tax basis. The effect of tax credits is considered in determining the income tax expense.
The standardized measure of discounted future net cash flows is not intended to present the fair market value of our oil and gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs, an allowance for return on investment and the risks inherent in reserve estimates.
Under the full cost method of accounting, a noncash charge to earnings related to the carrying value of our oil and gas properties on a country-by-country basis may be required when prices are low. Whether we will be required to take such a charge depends on the prices for crude oil and natural gas at the end of any quarter, as well as the effect of both capital expenditures and changes to proved reserves during that quarter. Given the volatility of natural gas and oil prices, it is reasonably possible that our estimate of discounted future net cash flows from proved oil and gas reserves will change in the near term. If a noncash charge were required, it would reduce earnings for the period and result in lower DD&A expense in future periods.

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

Standardized Measure of Discounted Future Net Cash Flows
				Discontinued
	United		Continuing	Operations -
	Kingdom	United States	Operations	Norway	Total

December 31, 2008:
Future cash inflows	$306,021	$4,599	$310,620	$88,039	$398,659
Future production costs	(71,242)	(1,005)	(72,247)	(25,157)	(97,404)
Future development costs	(157,984)	(2,100)	(160,084)	(25,579)	(185,663)
Future income tax expense	(33,977)	—	(33,977)	(17,036)	(51,013)

Future net cash flows (undiscounted)	42,818	1,494	44,312	20,267	64,579

Annual discount of 10% for estimated timing	12,548	563	13,111	1,806	14,917

Standardized measure of future net cash flows	$30,270	$931	$31,201	$18,461	$49,662

December 31, 2007:
Future cash inflows	$423,911	$—	$423,911	$256,455	$680,366
Future production costs	(99,544)	—	(99,544)	(55,968)	(155,512)
Future development costs	(62,119)	—	(62,119)	(26,672)	(88,791)
Future income tax expense	(109,399)	—	(109,399)	(125,013)	(234,412)

Future net cash flows (undiscounted)	152,849	—	152,849	48,802	201,651

Annual discount of 10% for estimated timing	1,328	—	1,328	8,403	9,731

Standardized measure of future net cash flows	$151,521	$—	$151,521	$40,399	$191,920

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

Principal Sources of Change in the Standardized Measure of Discounted Future Net Cash Flows
	Year Ended December 31,
	2008	2007	2006

Standardized measure, beginning of period	$191,920	$145,541	$18,525
Net changes in prices and production costs	(144,547)	199,343	(25,622)
Future development costs incurred	8,912	21,625	16,195
Net changes in estimated future development costs	(105,784)	(48,873)	(20,371)
Revisions of previous quantity estimates	(19,381)	79,636	47,154
Extensions and discoveries	127,182	35,345	—
Accretion of discount	39,734	24,078	6,037
Changes in income taxes, net	163,445	(135,233)	20,393
Sale of oil and gas produced, net of production costs	(213,865)	(135,020)	(38,592)
Purchased reserves	—	—	101,533
Change in production, timing and other	2,046	5,478	20,289

Standardized measure, end of period	$49,662	$191,920	$145,541

Note 23 – Subsequent Event, Discontinued Operations and Adjustments to Consolidated Financial Statements
On May 14, 2009, we completed the divestiture of our Norwegian subsidiary, Endeavour Energy Norge AS, to Verbundnetz Gas AG for cash consideration of $150 million (the “Norway Sale”). We recognized a gain upon closing the Norway Sale of $47 million, after the allocation of $68 million of goodwill to the assets sold.
As a result of the Norway Sale, we have classified the results of operations and financial position of our Norwegian subsidiary as discontinued operations for all periods presented. The following table details selected financial data for the assets included in the Norway Sale:

Endeavour International Corporation
Notes to Consolidated Financial Statements
(Amounts in thousands, except per unit data)

	December 31, 2008	December 31, 2007

Current Assets:
Cash	$6,735	$2,630
Accounts receivable	4,559	6,583
Prepaid expenses and other	5,432	4,642

	16,726	13,855

Long-term Assets:
Property, plant and equipment, net	80,611	61,699
Goodwill	67,994	67,994

	148,605	129,693

Current Liabilities:
Accounts payable	(3,717)	(5,553)
Accrued expenses and other	(18,514)	(9,169)

	(22,231)	(14,722)

Long-term Liabilities:
Deferred tax liability	(36,828)	(33,998)
Asset retirement obligation	(9,223)	(7,632)

	(46,051)	(41,630)

Net Assets and Liabilities	$97,049	$87,196

	Year Ended December 31,
	2008	2007	2006

Sales	$89,660	$40,188	$29,250

Income before Taxes	$63,244	$14,095	$7,250
Income Tax Expense	32,613	13,027	9,043

Net Income (Loss) from Discontinued Operations	$30,631	$1,068	$(1,793)